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                                                                    EXHIBIT 99.1

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE  INVESTMENTS

AT THE COMPANY
Neil H. Koenig
Interim Chief Financial Officer
(212) 949-1373

FOR IMMEDIATE RELEASE

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                        ANNOUNCES THIRD QUARTER RESULTS

NEW YORK, NEW YORK NOVEMBER 14, 2003
 - FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (NYSE:FUR) announced its financial results for the third quarter ended September 30, 2003.

Financial results for the three and nine months ended September 30, 2003 and 2002 are as follows:

                                                 THREE MONTHS ENDED                     NINE MONTHS ENDED
                                           -------------------------------       -------------------------------
(IN THOUSANDS)                             SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,
                                               2003               2002               2003              2002
                                           ------------       -----------        ------------       ----------
Revenues                                   $      4,020       $     4,807         $    12,754       $   14,000
                                           ============       ===========         ===========       ==========
Net loss                                   $       (729)      $    (1,015)        $    (4,883)      $   (3,803)
                                           ============       ===========         ===========       ==========
Net loss applicable to shares of
    beneficial interest                    $     (1,245)      $    (1,532)        $    (6,431)      $   (5,354)
                                           ============       ===========         ===========       ==========

     For the three months ended September 30, 2003, the Company's net loss applicable to shares of beneficial interest was $1.2 million compared to net loss applicable to shares of beneficial interest of $1.5 million for the same period in 2002. Property net operating income, which is defined as rents less property operating expenses and real estate taxes, increased for the three months ended September 30, 2003 to $2.0 million from $1.6 million for the same period in 2002. The increase was attributable to an increase in revenues of approximately $0.2 million and a decrease in operating expenses of approximately $0.2 million. The increase of $0.2 million in revenues was primarily due to a lease termination fee received of $0.2 million at Park Plaza. General and administrative expenses decreased by $0.3 million when comparing the three months ended September 30, 2003 to the comparable period in 2002. The decrease was primarily due to the termination of the Gotham proposal. The Company's manufacturing business, VenTek, incurred a net loss of $0.4 million for the three months ended September 30, 2003, as compared to a net loss of $0.1 million for the three months ended September 30, 2002.


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Sales decreased to $0.4 million from $0.6 million for the three months ended
September 30, 2003 and 2002 and cost of goods sold decreased to $0.8 million from $1.0 million for the same period. The decrease in both sales and cost of goods sold is due to the winding down of current contracts. During the third quarter VenTek entered into a new contract for $2.2 million with one of the transit authorities to manufacture additional ticket vending machines. In addition in October 2003, VenTek received a change order on an existing contract to manufacture additional ticket vending machines for $0.8 million.

     In August 2003, VenTek sold substantially all the assets of its parking ticket equipment business to an unrelated third party for approximately $0.4 million. VenTek received approximately $0.1 million in cash, a note receivable for approximately $0.1 million and approximately $0.2 million in assumption of liabilities. The Trust recognized a gain of $54,000 on the transaction.

     Interest income decreased during the three months ended September 30, 2003, as compared to the same period in 2002, due primarily to lower amounts invested and lower interest rates between the comparable three month periods.

     The Company declared a dividend of $0.5 million ($0.525 per share) on its Series A Cumulative Convertible Redeemable Preferred Shares in the third quarter of 2003. The dividend was paid October 31, 2003 to shareholders of record at the close of business on September 30, 2003.

TERMINATION OF PROPOSED TRANSACTION

     On June 25, 2003 the Company entered into a Settlement, Termination and Standstill Agreement (the "Agreement") with, among others, Gotham Partners. The Agreement provided for the termination of the merger agreement regarding the merger of the Company with Gotham Golf, the purchase by the Company of 5,841,233 common shares of the Company owned by Gotham Partners and its affiliates for approximately $11.1 million and a termination payment to Gotham Partners of $2.4 million. The Agreement also provided that neither Gotham Partners nor any affiliate will enter into or agree to enter into any form of business combination, acquisition or other transaction involving the Company or any majority-owned affiliate for a period of five years from the date of the Agreement.

     On September 4, 2003, the Appellate Division, First Department, of the New York Supreme Court, issued its ruling on the appeal by the Trust and the other defendants of the trial court's order barring the merger transaction. The five-member Appellate Division panel unanimously found that the legal standard for the granting of the injunction with respect to the merger transaction had not been satisfied and, accordingly, the order of the trial court granting the injunction was reversed and the injunction vacated. Plaintiff preferred shareholders have not appealed this ruling. As the merger transaction had already been terminated by mutual agreement prior to the issuance of the ruling, it had no effect on the terminated transaction.


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The Board of Trustees has continued to operate the Company as an ongoing enterprise since the termination of the merger transaction with a focus on reducing operating expenses whenever possible. The Board of Trustees continues to examine other suitable operating and investment alternatives with respect to the Company.

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its fiscal year ended December 31, 2002.

     First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in New York, New York.


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FIRST UNION REAL ESTATE EQUITY and MORTGAGE INVESTMENTS

Combined Statements of Operations

Unaudited (In thousands, except per share data)                        Three Months Ended            Nine Months Ended
                                                                          September 30,                 September 30,
                                                                 ----------------------------     -----------------------
                                                                     2003              2002         2003          2002
                                                                 ----------          --------      --------      --------
Revenues
    Rents                                                        $    3,476         $   3,309     $  10,256     $  10,013
    Sales                                                               372               602         1,816         2,194
    Interest                                                            172               421           682         1,318
    Other income                                                          -               475             -           475
                                                                 ----------          --------      --------      --------
                                                                      4,020             4,807        12,754        14,000
                                                                 ----------          --------      --------      --------
Expenses
    Property operating                                                1,239             1,489         3,762         3,946
    Cost of goods sold                                                  788             1,049         2,754         3,538
    Real estate taxes                                                   225               213           674           674
    Depreciation and amortization                                       552               512         1,612         1,540
    Interest                                                          1,237             1,480         3,608         3,885
    General and administrative                                          762             1,079         5,281         4,220
                                                                 ----------          --------      --------      --------
                                                                      4,803             5,822        17,691        17,803
                                                                 ----------          --------      --------      --------
Loss before gain on sale                                               (783)           (1,015)       (4,937)       (3,803)
    Gain on sale                                                         54                 -            54             -
                                                                 ----------          --------      --------      --------
Net loss                                                               (729)           (1,015)       (4,883)       (3,803)
    Preferred dividend                                                 (516)             (517)       (1,548)       (1,551)
                                                                 ----------          --------      --------      --------
Net loss applicable to shares of beneficial interest             $   (1,245)         $ (1,532)     $ (6,431)     $ (5,354)
                                                                 ==========          ========      ========      ========
Per share data

Basic:
Net loss applicable to shares of beneficial interest             $    (0.04)         $  (0.04)     $  (0.20)     $  (0.15)
                                                                 ==========          ========      ========      ========
Diluted:
Net loss applicable to shares of beneficial interest             $    (0.04)         $  (0.04)     $  (0.20)     $  (0.15)
                                                                 ==========          ========      ========      ========
Basic weighted average shares                                        28,141            34,806        32,474        34,806
                                                                 ==========          ========      ========      ========
Diluted weighted average shares                                      28,141            34,806        32,474        34,806
                                                                 ==========          ========      ========      ========